Exhibit 99.1

I-FLOW CORPORATION	20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600	FOR IMMEDIATE RELEASE

Investor Contact: Neil Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: James R. Talevich Chief Financial Officer (949) 206-2700 www.iflo.com

I-Flow Announces 51% Increase in 2004 Revenue

Regional Anesthesia Sales Increased 101%
Oncology Infusion Services Increased 49%

     LAKE FOREST, CALIFORNIA, February 22, 2005 . . . I-FLOW CORPORATION (NASDAQ:IFLO) announced today that revenue for 2004 increased 51% to a record $71,145,000 from $47,043,000 for 2003, driven by a 101% increase in Regional Anesthesia sales and 49% revenue growth for the Company’s Oncology Infusion Services segment.

     “The impressive growth of our Regional Anesthesia business for 2004 demonstrates that our proprietary ON-Q® family of products for narcotic-free relief of post-surgical pain has gained traction in the marketplace. Because millions of surgical patients each year potentially could benefit from our ON-Q technology, we believe this business can deliver sustained long-term growth,” said Chairman, President and Chief Executive Officer Donald M. Earhart.

     “To enhance our industry leadership, we invested heavily in the development of our operating platform in 2004, and by year end had achieved our target of approximately 150 quota-carrying sales professionals calling on hospitals, surgeons and ambulatory surgery centers (ASCs). In comparison, at the end of 2003 our sales force numbered 60. ON-Q is now available in more than 1,000 hospitals and ASC’s throughout the United States, an increase of more than 50% in total surgical facilities from just one year ago,” Earhart continued. “This outstanding performance validates our strategy to increase awareness and drive adoption of ON-Q, and moves us closer to our goal to establish our brand as the new ‘best practice’ in post-surgical pain relief and ultimately to replace narcotics as the standard of care.

     “During the year we continued to support independent third-party clinical studies that demonstrate the benefits of ON-Q in an expanding number of applications. The results consistently show that ON-Q helps surgical patients recover faster, with less pain and less narcotics use. These studies were instrumental in the FDA’s decision to clear the enhanced labeling indications for ON-Q we announced in 2004. Based on the enhanced labeling, we recently launched a new advertising campaign to our sales force and in leading surgical journals built around the message platform ‘Redefining Recovery,’ a theme that aptly summarizes the impact ON-Q is having on surgical care everywhere it has been adopted. We look forward to expanding our advertising program in the months to come as we begin to see meaningful results. We also made headway with our programs to facilitate insurance reimbursement and reduce reimbursement risk for our ON-Q products. The success of these efforts positions I-Flow for the continued growth we anticipate in 2005.”

     Recent Highlights

•	The first payment from Medicare, following an appeal, was received for ON-Q related to a specific case when the device was used for a patient following hernia surgery. The decision that ON-Q was medically necessary and therefore payable was made by an administrative law judge based on the law and clinical evidence submitted by I-Flow. The company’s case featured highlights of ON-Q’s recently cleared enhanced labeling as well as clinical data demonstrating the benefits of the ON-Q SoakerTM Catheter. “To bring the benefits of ON-Q to more surgeons and patients, we will use this decision as a supporting point for both Medicare and private insurance companies to encourage widespread reimbursement for our product,” Earhart said.

(more)

I-Flow Announces 51% Increase in 2004 Revenue
February 22, 2005
Page Two

•	Signed contracts are now in place with twelve managed care organizations representing HMOs, PPOs, and Workers’ Compensation providers to routinely reimburse for ON-Q for post-surgical pain relief. With these contracts, ON-Q will be accessible to more than seven million patients who may undergo surgery in ASCs across the United States. I-Flow used ON-Q’s enhanced labeling, the over 44 published and presented clinical studies on ON-Q, and the Company’s existing insurer relationships through its wholly-owned subsidiary InfuSystem to achieve this success. I-Flow also entered into a national agreement with Aetna to make the Company’s InfuSystem service for oncology therapy delivery available to certain Aetna members.

•	Released study data at the San Antonio Breast Cancer Symposium highlighting the benefits of ON-Q to reduce pain after mastectomy while reducing or eliminating the use of narcotics. “Approximately one in eight women will be diagnosed with breast cancer in their lifetimes. Considering the magnitude of this women’s heath issue, it is particularly gratifying that ON-Q has proven to make such a meaningful difference for patients recovering from this type of surgery,” Earhart said.

•	The publication of two studies of post-surgical pain relief after hernia surgery revealing that patients undergoing invasive inguinal hernia surgery who received pain relief with ON-Q realized a significant reduction in pain and in the need for narcotics following surgery.

•	FDA marketing clearance of I-Flow’s ten inch ON-Q SoakerTM Catheter. Based on customer feedback, I-Flow developed this product line extension so that patients with longer incisions can benefit from ON-Q’s trusted, consistent distribution of pain relief medication.

Fourth Quarter 2004 Results

     For the three months ended December 31, 2004, net revenue increased 54% to a record $21,121,000, compared to net revenue of $13,703,000 for the fourth quarter of 2003. Gross profit rose to 71% of revenue for the fourth quarter of 2004, compared to 61% for the same period of the prior year.

     Operating expenses for the fourth quarter of 2004 increased by $10,337,000 compared to the prior year quarter, primarily due to the ON-Q sales force expansion and increased marketing expenses, and secondarily due to an incremental $808,000 for outside consulting and auditing costs associated with the implementation of Section 404 of the Sarbanes-Oxley Act of 2002.

     The net loss for this year’s fourth quarter was $12,336,000, or $0.56 per share, which included incremental provision for income taxes due to an increase in the valuation allowance for deferred tax assets, effectively writing down the Company’s deferred tax assets to zero. Of the $12,336,000 loss, $8,808,000 is attributable to the increase in this valuation allowance. The write-down is a non-cash accounting entry representing a conservative application of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” which addresses financial accounting for deferred tax assets. If the Company were to become consistently profitable in the future, the valuation allowance may be reversed resulting in increased earnings in the period of reversal. This compares to net income for the fourth quarter of 2003 of $804,000, or $0.04 per diluted share, which included income from discontinued operations, net of tax, of $68,000 and a gain on sale of discontinued operations, net of tax, of $2,283,000.

2004 Results

     For the twelve months ended December 31, 2004, net revenue increased by 51% to a record $71,145,000 from $47,043,000 for 2003. Gross profit improved to 70% of revenue for 2004 compared to 63% for 2003. The net loss for 2004 was $17,110,000, or $0.83 per share, which included incremental provision for income taxes due to an increase in the valuation allowance for deferred tax assets, effectively writing down the Company’s deferred tax assets to zero. Of the $17,110,000 loss, $8,808,000 is attributable to the increase in this valuation allowance. This compares to net income for 2003 of $457,000, or $0.03 per diluted share, which included income from discontinued operations, net of tax,

(more)

I-Flow Announces 51% Increase in 2004 Revenue
February 22, 2005
Page Three

of $328,000 and a gain on sale of discontinued operations, net of tax, of $2,283,000.

Management Provides Guidance For 2005

“We remain optimistic that we can grow in 2005 our regional anesthesia revenue by approximately 80%, and total revenue by approximately 40%. We also remain optimistic that I-Flow will be profitable in the fourth quarter of 2005, excluding stock-based compensation expense or any other accounting change not known at this time,” Earhart said.

Regional Anesthesia

     Sales in I-Flow’s Regional Anesthesia market segment, which includes the ON-Q® PainBuster® Post-Operative Pain Relief System, the ON-Q® C-bloc® Continuous Nerve Block System and the SoakerTM Catheter, increased 99% to $10,423,000 for the fourth quarter of 2004, compared to $5,226,000 for the same period of 2003. The $5,226,000 of sales in the prior year quarter of 2003 consisted of $468,000 of sales to the Company’s former distributor, dj Orthopedics, and $4,758,000 of direct sales. The increase in direct sales was 119%. For the full year 2004, Regional Anesthesia sales increased 101% to $32,392,000 from $16,112,000 for 2003. The $16,112,000 of sales in 2003 consisted of $1,785,000 of sales to dj Orthopedics, and $14,327,000 of direct sales to customers. The increase in direct sales for 2004 was 126%.

Oncology Infusion Services

     Fourth quarter revenue for I-Flow’s InfuSystem subsidiary increased 59% to $5,398,000 compared to $3,403,000 for the fourth quarter of 2003. For 2004, sales increased 49% to $19,349,000 from $13,022,000 for 2003. “We are optimistic about the continued growth of this business, based on the increased number of office-based oncologists now using electronic ambulatory infusion pumps to provide multiple-day infusions of chemotherapy drugs to patients at home,” Earhart said.

Infusion Therapy

     Sales of IV Infusion Therapy products, which include the Company’s intravenous elastomeric pumps, mechanical infusion devices and disposables, increased 4% to $5,300,000 for the fourth quarter of 2004 versus $5,074,000 for the same period of 2003. For 2004, sales increased 8% to $19,404,000 versus $17,909,000 for 2003.

Balance Sheet

     At December 31, 2004, I-Flow reported net working capital of approximately $58 million, including cash and equivalents of $44.1 million, no long-term debt, and shareholders’ equity of $73.2 million.

Conference Call

     I-Flow has scheduled a conference call today at 11:00 a.m. EST. A simultaneous webcast may be accessed from the Investors’ Event Calendar link at www.IFLO.com. A replay will be available after 1:00 p.m. EST at the same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21229994, after 1:00 p.m. EST.

About I-Flow

     I-Flow Corporation (www.IFLO.com) designs, develops and markets technically advanced, low cost ambulatory infusion systems that are redefining the standard of care by providing life enhancing, cost effective solutions for pain relief.

“Safe Harbor” Statement

     Certain disclosures made by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature, such as comments that express the Company’s opinions about trends and factors that may impact future operating results. Disclosures that use words such as the Company “believes,” “anticipates,” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ from those expected, and readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this release which seek to advise interested parties of the risks and other factors that affect the Company’s business, as well as in the Company’s periodic reports on

Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: implementation of our direct sales strategy; dependence on our suppliers and distributors; reliance on the success of the home health care industry; our continuing compliance with applicable laws and regulations, such as the Food, Drug and Cosmetic Act, and the FDA’s concurrence with our management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; competition in the industry; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves; technological changes; and product availability and acceptance. All forward-looking statements, whether made in this release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.

(tables attached)

#3813

I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net Revenues	$21,121	$13,703	$71,145	$47,043
Cost of sales	6,049	5,411	21,329	17,210

Gross Profit	15,072	8,292	49,816	29,833
Costs and expenses:
Selling, general & administrative	20,158	9,837	60,785	30,753
Product Development	766	750	2,779	2,361

Total expenses	20,924	10,587	63,564	33,114
Operating loss	(5,852)	(2,295)	(13,748)	(3,281)
Interest expense (income), net	(233)	8	(525)	46

Loss from continuing operations before income taxes	(5,619)	(2,303)	(13,223)	(3,327)
Provision for income taxes (benefit)	6,717	(756)	3,887	(1,173)

Loss from continuing operations	(12,336)	(1,547)	(17,110)	(2,154)
Income from discontinued operations, net of tax	—	68	—	328
Gain on sale of discontinued operations, net of tax	—	2,283	—	2,283

Net Income (Loss)	$(12,336)	$804	$(17,110)	$457

Net income (loss) per share from continuing operations
Basic and Diluted	$(0.56)	$(0.09)	$(0.83)	$(0.13)

Net income (loss) per share
Basic and Diluted	$(0.56)	$0.04	$(0.83)	$0.03

Weighted average shares
Basic and Diluted	21,950	18,037	20,628	16,384

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
($ in thousands)

	December 31,			December 31,
ASSETS	2004	2003	LIABILITIES & EQUITY	2004	2003
Cash & Equivalents	$44,108	$15,185	Current Liabilities	$11,211	$7,123
Other Current Assets	25,051	23,405
Property, Plant &			Long-term liabilities	—	—
Equipment, Net	11,097	6,744
Other Assets	4,174	6,562	Shareholders' Equity	73,219	44,773

Total	$84,430	$51,896		$84,430	$51,896

5